Exhibit 99.1
SearchMedia Holdings Limited Announces Third Quarter 2009 Results
Reports Third Quarter 2009 Revenue of $23.1 million
Third Quarter 2009 Adjusted Net Income Increased 10% sequentially to $6.8 million
SHANGHAI December 23, 2009 — SearchMedia Holdings Limited (“SearchMedia” or the “Company”) (NYSE Amex: IDI, IDI.WS), (formerly Ideation Acquisition Corp.), one of China’s leading nationwide multi-platform media companies, today announced financial results for its SearchMedia International Ltd. subsidiary for the third quarter ended September 30, 2009. The Company has included and refers below solely to the operating performance of SearchMedia International Ltd. on a stand-alone basis (excluding the combination with Ideation Acquisition Corp.) for the third quarter of 2009, as this is the clearest comparison of the underlying operations year over year.
Third Quarter 2009 Highlights
•	Total revenue in the third quarter of 2009 was $23.1 million, representing a slight decrease of 2.1%, compared to $23.6 million from the second quarter of 2009.

•	Gross profit in the third quarter of 2009 was $11.0 million, representing an increase of 9.0% from $10.1 million in the second quarter of 2009.

•	Adjusted net income, excluding share-based compensation expenses, non-recurring interest expense incurred prior to the conversion of certain promissory notes and changes in fair value of warrant liabilities, legal and other professional services expenses related to the Ideation transaction and amortization of intangible assets (non-GAAP), was $6.8 million in the third quarter of 2009, representing an increase of 10.0% from adjusted net income of $6.2 million in the second quarter of 2009.

•	On October 30, 2009, SearchMedia completed its merger with Ideation Acquisition Corp. (“Ideation”). The transaction closed with over 99.6% of Ideation shareholders electing to maintain their investment in the newly combined company, with $78.5 million of proceeds being retained in the merged company.
Ms. Garbo Lee, SearchMedia’s President stated, “Despite the continued challenging advertising market in the third quarter of 2009, we were able to achieve net revenue of $23.1 million and our adjusted net income increased to $6.8 million. Our third quarter results demonstrate our ability to implement cost savings and find efficiencies in our business in order to improve our margins and increase our profitability. Our traditional outdoor billboard business remains stable and continues to possess a high level of occupancy, exceeding 90% during the quarter. In addition, we continue to see improvement in our subway operations as we have been able to increase occupancy and implement cost controls. In order to address the weakness in our in-elevator business, we have been focusing on higher-quality locations and have terminated many of the underperforming elevator sites in our network, resulting in a smaller but, we believe, superior elevator network. Furthermore, we are focused on enhancing the performance and integration of our elevator platform in order to achieve closer integration of our advertising sales and media site selection activities, which we believe will result in higher occupancy rates and improved profitability in the future.”
Third Quarter 2009 Results
SearchMedia’s total revenue was $23.1 million in the third quarter of 2009, a decrease of 12.8% compared to $26.5 million in the third quarter of 2008 and a decrease of 2.1% from $23.6 million in the second quarter of 2009. The slight sequential decrease and decrease from the year-ago quarter were due to a decline in the elevator business, partially offset by increases in the billboard and subway businesses. SearchMedia continues to focus its efforts on cross-selling amongst its three media platforms. In the third quarter of 2009, the Company had successful multi-media campaigns with advertisers in the consumer goods, automotive, and banking and insurance industries.
Cost of revenue was $12.1 million in the third quarter of 2009, representing 52.4% of revenue, compared to $15.4 million, representing 58.1% of revenue in the third quarter of 2008, and $13.5 million, representing 57.2% of total revenue in the second quarter of 2009. The decrease in media cost was primarily due to the reduction in the Company’s in-elevator network in order to focus on more profitable locations.
Gross profit in the third quarter of 2009 was $11.0 million, approximately equal to the third quarter of 2008, and an increase of 9.0% from $10.1 million in the second quarter of 2009. Gross margin was 47.6% in the third quarter of 2009, up significantly compared to 41.9% in the third quarter of 2008 and 42.8% in the second quarter of 2009. The year-over-year increase in gross margin was primarily due to improvements in the Company’s in-elevator network as it focused on more profitable locations.
Selling and marketing expenses were $1.3 million in the third quarter of 2009, representing a decrease of 42.9% compared to $2.2 million in the third quarter of 2008, and a decrease of 9.7% compared to $1.4 million in the second quarter of 2009. Selling and marketing expenses represented 5.4% of revenue in the third quarter of 2009 compared to 8.3% in the third quarter of 2008 and 5.9% in the second quarter of 2009. The year-over-year and sequential decrease was primarily due to tighter budget control on promotion activities and commission expenses in addition to rationalizing our sales and media development staff in mid-2009. This rationalization continued through the third quarter of 2009.
General and administrative expenses were $3.0 million in the third quarter of 2009, representing an increase of 31.6% compared to $2.3 million in the third quarter of 2008, and an increase of 67.8% compared to $1.8 million in the second quarter of 2009. The increase was mainly due to $1.0 million in legal and other professional services expenses related to the Ideation transaction accrued in the third quarter of 2009. General and administrative expenses excluding the aforementioned charges were $2.0 million, representing a decrease of 12.4% compared to $2.3 million in the third quarter of 2008. The year-over-year decline was attributable to a reduced headcount and tighter expense control.
Operating profit was $6.7 million in the third quarter of 2009, representing an increase of 2.0% from $6.6 million in the third quarter of 2008, and a slight decrease of 2.4% from $6.9 million in the second quarter of 2009. Operating profit margin was 29.2% in the third quarter of 2009, approximately equal to the second quarter of 2009 and higher than 25.0% in the third quarter of 2008 due to the aforementioned cost controls and improved efficiencies in the Company’s media network.
Interest expense was $0.6 million in the third quarter of 2009, a decrease of 88.9% compared to $5.7 million in the third quarter of 2008 and relatively unchanged from the second quarter of 2009. The year-over-year decrease was primarily due to $5.0 million of amortization of convertible note discount incurred in the third quarter of 2008.
In the third quarter of 2009, the Company recorded a tax expense of $1.6 million representing an effective tax rate of 32.7%.
Net income for the third quarter of 2009 was $3.2 million, compared to a loss of $3.5 million in the third quarter of 2008, and a decrease of 33.8% from $4.9 million in the second quarter of 2009. Net income excluding share-based compensation expenses, non-recurring interest expense incurred prior to the conversion of certain promissory notes and changes in fair value of warrant liabilities, legal and other professional services expenses related to the Ideation transaction and amortization of intangible assets (non-GAAP), was $6.8 million for the third quarter of 2009, an increase of 4.7% from $6.5 million in the third quarter of 2008 and an increase of 10.0% compared to the second quarter of 2009.
As of September 30, 2009, cash and cash equivalents were $6.4 million, representing an increase of 46.1% compared to $4.4 million as of June 30, 2009. Net cash generated from operating activities was $1.6 million for the three-month period ended September 30, 2009.
After giving effect to the $34.7 million earnout payment made upon the closing of the transaction with Ideation, the remaining earnout payment due to the companies SearchMedia acquired prior to its acquisition by Ideation is approximately $70 million, payable over the next 18 months. SearchMedia has the right to pay approximately 50% of the earnout in stock at its discretion.
Business Outlook
Ms. Garbo Lee stated, “While we are pleased with our ability to improve our profitability in the third quarter of 2009, the advertising market continued to be very challenging in 2009. Traditional billboard continues to perform well with occupancy currently over 90%. However, revenue for our in-elevator business is performing below our expectations due to increased competition and the challenging ad market. We continue to reduce our elevator network by exiting less lucrative and unprofitable locations, resulting in margin improvement. While we expect our traditional outdoor billboard and subway businesses to remain stable, we anticipate revenue in the fourth quarter of 2009 will be down sequentially, primarily due to the rationalization of our in-elevator business. We remain focused on implementing our strategy whereby our media site selection and advertising sales teams will become more integrated in every city. While this integration may require up to two quarters to implement fully throughout our nationwide network, we believe that this initiative will eventually result in a better quality elevator portfolio, higher occupancy rates, and improved profitability and cash flow.”
About SearchMedia
SearchMedia is a leading nationwide multi-platform media company and one of the largest operators of integrated outdoor billboard and in-elevator advertising networks in China. SearchMedia currently operates a network of over 1,500 high-impact billboards with over 500,000 square feet of surface display area and one of China’s largest networks of in-elevator advertisement panels consisting of approximately 125,000 frames in 52 cities throughout China. Additionally, SearchMedia operates a network of large-format light boxes in concourses of eight major subway lines in Shanghai. SearchMedia’s core outdoor billboard and in-elevator platforms are complemented by its subway advertising platform, which together enable it to provide multi-platform, “one-stop shop” services for its local, national and international advertising clients that numbered more than 780 cumulatively since inception.
Forward-Looking Statements
Any statements contained in this press release that do not describe historical facts, including statements about SearchMedia’s beliefs and expectations, may constitute forward-looking statements as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expect,” “anticipate,”

“future,” “intend,” “plan,” “believe,” “estimate,” “confident” and similar statements. Among other things, the Business Outlook section and the quotations from management in this announcement, as well as SearchMedia’s strategic and operational plans, contain forward-looking statements. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to: the risks that there are uncertainties and matters beyond the control of management, as well as a variety of assumptions and estimates with respect to financial data, including the effectiveness of cost control, integration and other measures, which if they do not occur, or prove to be incorrect, could affect our earnings expectations; our ability to maintain and increase sales to existing advertising clients, attract new advertising clients and satisfy our clients’ demands; our advertisers or the viewing public may not accept, or may lose interest in, our in-elevator advertising network or other media platforms; the price we charge for our advertising time may be subject to significant variation or we may be required to make changes in our pricing strategies due to the pricing strategies of our competitors or the market in general; effects of strategic alliances, potential acquisitions and other business combinations, and our ability to successfully and timely integrate them into our business; changes in government regulations in relation to the advertising industry; continued slowdowns in the outdoor advertising industry in China; we may be unable to retain existing concession rights contracts or obtain new concession rights contracts on commercially advantageous terms that allow us to operate our advertising platforms, which would impact our ability to maintain or expand our network coverage; our customers may reduce their advertising spending due to an economic downturn in China and/or elsewhere or for any other reason; our limited operating history makes it difficult to evaluate our future prospects and results of operations; and other risks outlined in our filings with the U.S. Securities and Exchange Commission. SearchMedia cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. SearchMedia does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.
Use of Non-GAAP Financial Measures
In addition to SearchMedia International Limited’s consolidated financial results under GAAP, the Company also provides non-GAAP financial measures, including non-GAAP net income, excluding non-recurring interest expense incurred prior to the conversion of certain promissory notes and changes in fair value of warrant liabilities, non-cash share-based compensation and amortization of intangible assets. The Company believes that the non-GAAP financial measures provide investors with another method of assessing SearchMedia’s operating results in a manner that is focused on the performance of its ongoing operations. Readers are cautioned not to view non-GAAP results on a stand-alone basis or as a substitute for results under GAAP, or as being comparable to results reported or forecasted by other companies. The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the performance of SearchMedia’s liquidity and when planning and forecasting future periods.
SearchMedia cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. SearchMedia does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.
Contact:
Devlin Lander
ICR
(415) 419-5606
devlin.lander@icrinc.com

SearchMedia International Limited
Unaudited Condensed Consolidated Balance Sheets
(U.S. Dollars in thousands)

	September 30,	June 30,	December 31,
	2009	2009	2008
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash	6,380	4,366	5,715
Accounts receivable, net	56,089	43,964	37,008
Amounts due from related parties	9,922	13,954	11,493
Prepaid expenses and other current assets	18,742	17,926	11,944
Deferred tax assets	605	605	580

Total current assets	91,738	80,815	66,740
Rental deposits	17	14	169
Property and equipment, net	6,080	6,469	7,255
Deposits for acquisitions	—	—	6,229
Intangible assets, net	3,002	3,745	5,235
Goodwill	67,588	67,387	26,148
Deferred tax assets	—	—	—

Total assets	168,425	158,430	111,776

Liabilities, redeemable convertible preferred shares and shareholders’ equity
Current liabilities:
Short-term borrowings	6,008	5,862	1,856
Convertible notes	15,000	15,000	15,000
Accounts payable	14,549	8,171	8,701
Accrued expenses and other payables	23,404	18,357	13,218
Acquisition payable	35,701	42,889	15,203
Amounts due to related parties	465	472	717
Deferred revenue	1,412	1,166	3,301
Income taxes payable	15,162	13,258	9,787

Total current liabilities	111,701	105,175	67,783
Deferred tax liabilities	737	924	1,297

Total liabilities	112,438	106,099	69,080

Series B redeemable convertible preferred shares; US$0.0001 par value; 36,363,635 shares authorized, issued and outstanding as of December 31, 2008 and September 30, 2009 (Redemption value US$32,364)	29,657	27,980	24,906

Series C redeemable convertible preferred shares; US$0.0001 par value; 40,000,000 shares authorized, 4,845,276 shares issued and outstanding as of December 31, 2008 and 23,169,231 shares issued and outstanding as of September 30, 2009 (Redemption value US$13,975)	13,975	13,975	12,918
Shareholders’ equity:

Series A convertible preferred shares; US$0.0001 par value; 20,000,000 shares authorized, 10,000,000 shares issued and outstanding as of December 31, 2008 and September 30, 2009, respectively	722	722	722

Ordinary shares: US$0.0001 par value; 443,636,365 shares authorized, 32,119,500 shares issued and outstanding as of December 31, 2008 and September 30, 2009, respectively	3	3	3
Additional paid-in capital	3,063	2,783	2,083
Accumulated other comprehensive income	2,259	2,102	2,064
Accumulated retained earnings	6,308	4,766	—

Total shareholders’ equity	12,355	10,376	4,872

Total liabilities, redeemable convertible preferred shares and shareholders’ equity	168,425	158,430	111,776

SearchMedia International Limited
Unaudited Condensed Consolidated Statements of Income
(U.S. Dollars in thousands)

	For three months ended
	September 30,	June 30,	September 30,
	2009	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)

Advertising service revenues	23,072	23,566	26,450
Cost of revenues	(12,082)	(13,482)	(15,370)

Gross profit	10,990	10,084	11,080

Sales and marketing expenses	(1,252)	(1,386)	(2,192)
General and administrative expenses	(2,992)	(1,783)	(2,274)

Income from operations	6,746	6,915	6,614

Interest income	2	4	12
Interest expense	(631)	(642)	(5,671)
(Increase) / decrease in fair value of note warrant liability	(1,333)	—	101
Loss on extinguish of promissory notes	—	—	(3,218)
Foreign exchange loss, net	—	—	(127)

Income before income taxes	4,784	6,277	(2,289)

Income tax expense	(1,565)	(1,416)	(1,235)

Net income	3,219	4,861	(3,524)

SearchMedia International Limited
Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income (Unaudited)
(U.S. Dollars in thousands)

	For three months ended
	September 30,	June 30,	September 30,
	2009	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)

GAAP net income	3,219	4,861	(3,524)
Share-based compensation expenses	280	350	627
Amortization of intangible assets	560	560	776
Legal and other professional services expenses	1,001	—	—
Non-recurring interest expense incurred prior to the conversion of certain promissory notes and changes in the fair value of liability-classified warrants	1,783	450	8,656

Non-GAAP net income	6,843	6,221	6,535